PRESS RELEASE

CONTACT:
Scott Eckstein
Financial Relations Board
212-827-3766

ZAIS Financial Corp. Announces Pricing of Private Offering of $50 Million Exchangeable
Senior Notes Due 2016

RED BANK, N.J., November 19, 2013 -- ZAIS Financial Corp. (the "Company") (NYSE: ZFC) announced today that ZAIS Financial Partners, L.P., the operating partnership through which the Company conducts its operations (the "Operating Partnership"), has agreed to sell in a private offering $50 million of its 8.0% Exchangeable Senior Notes due 2016. The Operating Partnership granted the initial purchaser a 30-day option to purchase up to an additional $7.5 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of the Operating Partnership. The Company will guarantee the payment of amounts due on the notes. The offering is expected to close on November 25, 2013, subject to the satisfaction of certain closing conditions.

Interest on the notes will be payable semi-annually on May 15 and November 15, beginning on May 15, 2014. The notes will mature on November 15, 2016, unless repurchased or exchanged in accordance with their terms prior to such date.

The notes may be exchanged for shares of the Company's common stock, par value $0.0001 per share (the "Common Stock") or, to the extent necessary to satisfy New York Stock Exchange listing requirements, cash, at the applicable exchange rate at any time prior to the close of business on the scheduled trading day prior to the maturity date. The initial exchange rate for each $1,000 aggregate principal amount of the notes is 52.5417 shares of Common Stock, equivalent to an exchange price of approximately $19.03 per share, which represents an approximately 15% premium to the per share closing price of the Common Stock on November 19, 2013.

The Operating Partnership will not be permitted to redeem the notes prior to maturity.

The net proceeds of the offering are intended to be used to purchase the Company's target assets, subject to the Company's investment guidelines and to the extent consistent with maintaining the Company's qualification as a real estate investment trust ("REIT"), and other general corporate purposes.

The notes were offered and will be sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Neither the notes nor any shares of Common Stock that may be issued upon exchange of the notes have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ZAIS Financial Corp.

ZAIS Financial Corp. is a REIT which invests in, finances and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. The Company is externally managed and advised by ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC. Additional information can be found on the Company's website at www.zaisfinancial.com.

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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